FINANCIAL STATEMENTS AND
                          INDEPENDENT AUDITOR'S REPORT

                           COLONIAL VILLAGE ROSEVILLE
                       (A California Limited Partnership)



                           DECEMBER 31, 2008 and 2007

                           COLONIAL VILLAGE ROSEVILLE
                       (A California Limited Partnership)

                                TABLE OF CONTENTS



                                                                            PAGE

INDEPENDENT AUDITOR'S REPORT                                                  3

FINANCIAL STATEMENTS:

     BALANCE SHEETS                                                            4

     STATEMENTS OF OPERATIONS                                                  6

     STATEMENTS OF CHANGES IN PARTNERS' CAPITAL                               10

     STATEMENTS OF CASH FLOWS                                                 11

     NOTES TO FINANCIAL STATEMENTS                                            12


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                       PAILET, MEUNIER AND LEBLANC, L.L.P.
                          Certified Public Accountants

                             Management Consultants


                          INDEPENDENT AUDITOR'S REPORT




To the Partners
COLONIAL VILLAGE ROSEVILLE
(A California Limited Partnership)



         We have audited the accompanying balance sheets of COLONIAL VILLAGE ROSEVILLE, (A California Limited Partnership), as of December 31, 2008 and 2007, and the related statements of operations, changes in partners' capital and cash flows for the years then ended. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

         We conducted our audits in accordance with the Standards of the Public Accounting Oversight Board (United States), Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The partnership has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the partnership's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion. In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of COLONIAL VILLAGE ROSEVILLE, (A California Limited Partnership), as of December 31, 2008 and 2007, and the results of its operations, changes in partners' capital and cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.


/s/ Pailet, Meunier and LeBlanc, L.L.P.
---------------------------------------
Metairie, Louisiana
August 21, 2009



           3421 N. Causeway Blvd., Suite 701 o Metairie, LA 70002 o
                 Telephone (504) 837-0770 o Fax (504) 837-7102

                                    Member of
                IGAF Member Firms in Principal Cities o PCAOB --
                    Public Company Accounting Oversight Board
               AICPA: Center for Public Company Audit firms (SEC)
                 o Governmental Audit Quality Center o Private
                        Companies Practice Section (PCPS)

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

                           COLONIAL VILLAGE ROSEVILLE
                       (A California Limited Partnership)

                                 BALANCE SHEETS

                           DECEMBER 31, 2008 AND 2007


                                                                 2008            2007
                                                              -----------    -----------

                                  ASSETS
Current assets
      Cash                                                    $    72,928    $   116,270
      Other receivables                                               341             --
      Prepaid expense                                               8,136          6,454
                                                              -----------    -----------
              Total current assets                                 81,405        122,724
                                                              -----------    -----------

Restricted deposits and funded reserves
      Tenants' security deposits                                   24,378         31,836
      Replacement reserve escrow                                   89,381        102,789
                                                              -----------    -----------
              Total restricted deposits and funded reserves       113,759        134,625
                                                              -----------    -----------

Property and equipment, at cost
      Land                                                        315,303        315,303
      Building                                                  4,905,792      4,873,899
      Equipment                                                   177,478        177,478
                                                              -----------    -----------
                                                                5,398,573      5,366,680
              Less: accumulated depreciation                   (2,621,922)    (2,441,860)
                                                              -----------    -----------
              Total property and equipment                      2,776,651      2,924,820
                                                              -----------    -----------

        Deferred charges, less accumulated
        amortization of $70,579 and $65,366                        62,843         68,056
                                                              -----------    -----------
              Total other assets                                   62,843         68,056
                                                              -----------    -----------
              Total assets                                    $ 3,034,658    $ 3,250,225
                                                              ===========    ===========


                 See accompanying notes to financial statements
                                        4


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                           COLONIAL VILLAGE ROSEVILLE
                       (A California Limited Partnership)

                                 BALANCE SHEETS
                           DECEMBER 31, 2008 AND 2007

                                                             2008         2007
                                                          ----------   ---------

                        LIABILITIES AND PARTNERS' CAPITAL

Current liabilities
        Accounts payable                                 $   16,223   $    5,792
        Accounts payable - general partner                   10,846       11,319
        Current maturities of long term debt                 58,402       54,524
        Accrued expense                                       3,554          800
                                                         ----------   ----------
                Total current liabilities                    89,025       72,435
                                                         ----------   ----------

Deposit and prepayment liabilities
        Tenants' security deposits                           17,154       20,475
        Prepaid rents                                         2,196        3,858
                                                         ----------   ----------
              Total Deposit and prepayment liabilities       19,350       24,333
                                                         ----------   ----------

Long-term debt
        Mortgage payable, less current maturities         1,686,361    1,744,764
                                                         ----------   ----------
                Total long-term debt                      1,686,361    1,744,764
                                                         ----------   ----------

Commitment

Partners' capital                                         1,239,922    1,408,693
                                                         ----------   ----------

Total liabilities and partners' capital                  $3,034,658   $3,250,225
                                                         ==========   ==========



                 See accompanying notes to financial statements
                                        5

                           COLONIAL VILLAGE ROSEVILLE
                       (A California Limited Partnership)

                            STATEMENTS OF OPERATIONS

                           DECEMBER 31, 2008 AND 2007


                                                              2008        2007
                                                            --------    --------

Rental income
      Apartments                                            $572,349    $554,364
                                                            --------    --------
            Net rental revenue                               572,349     554,364
                                                            --------    --------
Financial revenue
      Interest income - project operations                     1,562          --
      Income from investments - replacement reserve            5,291       6,209
      Income from investments - operating reserve                339         496
                                                            --------    --------
              Total financial revenue                          7,192       6,705
                                                            --------    --------

Other Revenue
      Laundry and vending                                     11,121      11,431
      NSF and late charges                                        --          55
      Damage and cleaning fees                                 1,550       4,880
      Other revenue                                               --       4,160
                                                            --------    --------
              Total other revenue                             12,671      20,526
                                                            --------    --------

              Total revenue                                  592,212     581,595
                                                            --------    --------


                 See accompanying notes to financial statements
                                        6

                           COLONIAL VILLAGE ROSEVILLE
                       (A California Limited Partnership)

                            STATEMENTS OF OPERATIONS

                           DECEMBER 31, 2008 AND 2007


                                                             2008         2007
                                                           --------     --------

Operating expenses

Renting expenses
        Advertising                                        $  2,792     $  2,561
        Miscellaneous renting expenses                           --           88
                                                           --------     --------
                Total renting expenses                        2,792        2,649
                                                           --------     --------

Administrative expenses
        Office supplies                                       1,026          391
        Management fee                                       38,976       38,304
        Manager's salary                                     29,334       27,488
        Manager rent free unit                               12,027       11,344
        Legal expense                                            42           --
        Audit expense                                         8,205        7,500
        Telephone and answering service                       2,161        1,792
        Bad Debts                                             3,955       10,193
        Miscellaneous administrative expenses                10,939       11,889
                                                           --------     --------
                Total administrative expenses               106,665      108,901
                                                           --------     --------

Utilities expense
        Electricity                                           6,305        5,504
        Water                                                 5,037        4,106
        Gas                                                   4,347        3,899
        Sewer                                                18,115       16,510
                                                           --------     --------
                Total utilities expense                      33,804       30,019
                                                           --------     --------



                 See accompanying notes to financial statements
                                        7

                           COLONIAL VILLAGE ROSEVILLE
                       (A California Limited Partnership)

                            STATEMENTS OF OPERATIONS

                           DECEMBER 31, 2008 AND 2007

                                                               2008       2007
                                                             --------   --------

Operating and maintenance expense
      Janitor and cleaning payroll                           $  7,981   $  7,772
      Janitor and cleaning supplies                               610        734
      Janitor and cleaning contract                             2,695        870
      Exterminating payroll / contract                            989        924
      Garbage and trash removal                                 8,184      8,078
      Grounds supplies                                            145      6,666
      Grounds contract                                         21,042     14,638
      Repairs payroll                                          27,233     26,447
      Repairs material                                          4,508      2,753
      Repairs contract                                         80,076     48,998
      Decorating payroll / contract                             3,327      1,788
      Decorating supplies                                       2,024      2,384
      Miscellaneous                                             3,550      7,422
                                                             --------   --------
              Total operating and maintenance expenses        162,364    129,474
                                                             --------   --------
Taxes and insurance
      Real estate taxes                                           584        535
      Payroll taxes                                             5,102      5,377
      Miscellaneous taxes, licenses, and permits                  800        800
      Property and liability insurance                         10,671      8,756
      Workman's compensation                                    3,862      6,183
      Health insurance and other employee benefits             16,362     14,074
                                                             --------   --------
              Total taxes and insurance                        37,381     35,725
                                                             --------   --------
              Total operating expenses                        343,006    306,768
                                                             --------   --------



                 See accompanying notes to financial statements
                                        8

                           COLONIAL VILLAGE ROSEVILLE
                       (A California Limited Partnership)

                            STATEMENTS OF OPERATIONS

                           DECEMBER 31, 2008 AND 2007



                                                        2008            2007
                                                     ---------        ---------

Other expenses
    Interest expense - mortgage                      $ 122,270        $ 125,891
    Depreciation and amortization                      185,275          183,822
    Market value loss on investments                    28,246               --
                                                     ---------        ---------
           Total other expenses                        335,791          309,713
                                                     ---------        ---------

           Total expenses                              678,797          616,481
                                                     ---------        ---------

           Net income (loss)                         $ (86,585)       $ (34,886)
                                                     =========        =========



                 See accompanying notes to financial statements
                                        9

                           COLONIAL VILLAGE ROSEVILLE
                              (A California Limited
                                  Partnership)

                   STATEMENTS OF CHANGES IN PARTNERS' CAPITAL

                           DECEMBER 31, 2008 AND 2007




                                         1%             99%             100%
                                                                       Total
                                      General         Limited         Partners'
                                      Partner        Partners         Capital
                                    -----------     -----------     -----------

Balance - January 1, 2008           $  (211,567)    $ 1,620,260     $ 1,408,693

Net Income (Loss)                          (866)        (85,719)        (86,585)

Distributions to Partners               (42,614)        (39,572)        (82,186)
                                    -----------     -----------     -----------

Balance - December 31, 2008         $  (255,047)    $ 1,494,969     $ 1,239,922
                                    ===========     ===========     ===========


                 See accompanying notes to financial statements
                                       10

                           COLONIAL VILLAGE ROSEVILLE
                       (A California Limited Partnership)

                            STATEMENTS OF CASH FLOWS

                           DECEMBER 31, 2008 AND 2007


                                                                2008         2007
                                                             ---------    ---------

Cash flows from operating activities:
  Net Income                                                  $ (86,585)   $ (34,886)
                                                              ---------    ---------
  Adjustments to reconcile net income to net cash
  provided by operating activities:
       Depreciation and amortization                            185,275      183,822
       Loss in market value of replacement reserve               26,473           --
       (Increase) decrease in miscellaneous receivable              341           --
       (Increase) decrease in prepaid expenses                   (1,682)       (8O8)
       Increase (decrease) in accounts payable                   10,431       (5,280)
       Increase (decrease) in prepaid rents                      (1,662)         107
       Increase (decrease) in security deposits                  (3,321)        (825)
       Increase (decrease) in accounts payable - affiliates        (473)          79
       Increase (decrease) in accrued expenses                    2,754           --
                                                              ---------    ---------
              Total adjustments                                 217,454      177,115
                                                              ---------    ---------
  Net cash provided (used) by operating activities              130,869      142,229
                                                              ---------    ---------

Cash flows from investing activities:
       Acquisition of property and equipment                    (31,893)      (8,699)
       (Deposit) withdrawal replacement reserve                 (13,065)      42,574
       (Deposit) withdrawal security deposit account              7,458         (951)
                                                              ---------    ---------
  Net cash provided (used) by investing activities              (37,500)      32,924
                                                              ---------    ---------

Cash flows from financing activities:
       Partner distributions                                    (82,186)    (106,802)
       Principal payments on long-term debt                     (54,525)     (50,904)
                                                              ---------    ---------
 Net cash provided (used) by financing activities              (136,711)    (157,706)
                                                              ---------    ---------

Net increase (decrease) in cash and equivalents                 (43,342)      17,447
Cash and equivalents, beginning of year                         116,270       98,823
                                                              ---------    ---------

Cash and equivalents, end of year                             $  72,928    $ 116,270
                                                              =========    =========

Supplemental disclosures of cash flow information:
Cash paid during the year for:
       Interest Expense                                       $ 122,270    $ 125,891
                                                              =========    =========



                 See accompanying notes to financial statements
                                       11

                           COLONIAL VILLAGE ROSEVILLE
                       (A California Limited Partnership)

                          NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 2008 AND 2007

NOTE A - NATURE OF OPERATIONS

Colonial Village Roseville is a California Limited Partnership which was formed in April 1993, to develop, construct, own, maintain and operate a 56-unit multi-family apartment complex and is located in the city of Roseville, California. The Partnership Agreement and the loan agreement with the Midland Mortgage Company govern the major activities of the Partnership. Under the agreements, the Partnership is required to provide low cost housing to very low-income or lower-income households.

The Partnership has one general partner, Project Go Inc., a 501(c)(3) tax exempt, non-profit community service organization and one investing limited partner, WNC Housing Tax Credits III, L.P., a California limited partnership. Partnership transactions with the partners are described in other notes to these financial statements.


NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND NATURE OF OPERATIONS

A summary of the Partnership's significant accounting policies consistently applied in the preparation of the accompanying financial statements follows:

Basis of accounting
-------------------

The Partnership prepares its financial statements on the accrual basis of accounting consistent with accounting principles generally accepted in the United States of America.

Capitalization and depreciation
-------------------------------

Land, buildings and improvements are recorded at cost. Depreciation of buildings and equipment is computed principally using the Modified Accelerated Cost Recovery System which approximates straight-line for buildings and double-declining balance for equipment over the following estimated useful lives:

                                                           Years
                                                           -----
                   Buildings                                27.5
                   Equipment                                 7


Improvements are capitalized, while expenditures for maintenance and repairs are charged to expense as incurred. Upon disposal of depreciable property, the appropriate property accounts are reduced by the related costs and accumulated depreciation. The resulting gains and losses are reflected in the statement of operations.

                           COLONIAL VILLAGE ROSEVILLE
                       (A California Limited Partnership)

                          NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 2008 AND 2007


NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Cash and cash equivalents
-------------------------

For purposes of reporting the statements of cash flows, the Partnership includes all cash accounts which are not subject to withdrawal restrictions or penalties, and all highly liquid debt instruments purchased with a maturity of three months or less as cash and cash equivalents on the accompanying balance sheet.

Tenant Receivables
------------------

Tenant receivables are charged to bad debt expense when they are determined to be uncollectible based upon a periodic review of the accounts by management. Accounting principles generally accepted in the United States of America requires that the allowance method be used to recognize bad debts; however, the effect of using the direct method write-off method is not materially different from the results that would have been obtained under the allowance method.

Amortization
------------

Deferred charges are amortized over the following estimated useful lives using the straight-line method:

                                                       Years
                                                       -----
          Deferred debt expense                         30
          Tax monitoring fee                            15

Income Taxes
------------

No provision or benefit for income taxes has been included in these financial statements since taxable income or loss passes through to, and is reportable by, the partners individually.

Estimates
---------

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions. These assumptions affect the reported amounts of assets, liabilities and the amount of any contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from the estimates made.

Rental Income
-------------

The rental property is generally leased to tenants under one-year noncancelable operating leases although a six-month lease is all that is required. Rental revenue is recognized on a straight-line basis over the terms of the leases net of provision for uncollectible amounts.

                           COLONIAL VILLAGE ROSEVILLE
                       (A California Limited Partnership)

                          NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 2008 AND 2007


NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Advertising Costs
-----------------

Advertising and marketing costs are expensed as incurred.

Personal Assets and Liabilities
-------------------------------

In accordance with the generally accepted method of presenting partnership financial statements, the financial statements do not include the personal assets and liabilities of the partners, including their obligation for income taxes on their distributive shares of the net income of the Partnership, nor any provision for income tax expense.

Impairment of Long-Lived Assets
-------------------------------

In accordance with Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," the Partnership reviews its rental property for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. If the fair value is less than the carrying amount of the asset, an impairment loss is recognized for the difference. No impairment loss has been recognized during the year ended December 31, 2008.


NOTE C - RESTRICTED DEPOSITS AND FUNDED RESERVES

In accordance with the Partnership Agreement and the Rider to Multifamily Instrument with Midland Mortgage Company, the Partnership is required to maintain a replacement reserve account, The replacement reserve account is to be funded annually in the amount of $16,800.


NOTE D - DEFERRED CHARGES

Deferred charges as of December 31, 2008 and 2007, consist of the following:

                                             2008          2007
                                           ---------    ---------

          Deferred debt expense            $ 110,462    $ 110,462
          Tax credit monitoring fee           22,960       22,960
                                           ---------    ---------
                                             133,422      133,422
          Less: accumulated amortization     (70,579)     (65,366)
                                           ---------    ---------
                                           $  62,843    $  68,056
                                           ---------    ---------

                           COLONIAL VILLAGE ROSEVILLE
                       (A California Limited Partnership)

                          NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 2008 AND 2007



NOTE E - LONG-TERM DEBT

Long-Term debt consisted of a permanent loan with Midland Mortgage Company in an original amount of $2,200,000.

Under the terms of the 30-year Promissory Note with Midland, the loan provides for an initial interest rate of 7.67% and monthly payments of $15,640 commencing on September 1, 1995, and continuing through August 2025. The interest rate and monthly payment will be adjusted at year eleven (11) and year twenty-one (21), based on the Current Index plus 2.75% and the payment will be adjusted and determined by the amount of the monthly payment that would be sufficient to repay the note within 360 months of the initial payment date. As Of December 31, 2008, the current interest rate, and minimum monthly payment due is 6.89% and $14,732.89, respectively.

The apartment complex is pledged as collateral for the mortgage and is secured by deeds of trust, assignment of rents, security agreements and fixture filings against the property.

Aggregate maturities of Long-term debt for the next five years are as follows:

                        Year ending December 31,
                                     2008                    $    58,402
                                     2009                         62,555
                                     2010                         67,004
                                     2011                         71,769
                                     2012                         76,873
                                  Thereafter                   1,408,160
                                                             -----------
                                                             $ 1,744,763
                                                             ===========


NOTE F - TRANSACTIONS WITH AFFILIATES AND RELATED PARTIES

Management Fee
--------------

In accordance with the Management Agreement, the Partnership paid Project Go, Inc., the general partner, management fees during 2008 and 2007 in the amounts of $38,978 and $38,304, respectively, for services rendered in connection with the leasing and operation of the project. The fee for its services is approximately 6.8% of the project's rental income.

                           COLONIAL VILLAGE ROSEVILLE
                       (A California Limited Partnership)

                          NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 2008 AND 2007


NOTE G - COMMITMENT

The Partnership entered into a Regulatory Agreement with the Tax Credit Allocation Committee (TCAC), established under Section 50185 of the Health and Safety Code of the State of California. Under this Agreement, the Partnership shall maintain the project as a Qualified Low-income Housing Project for a period of 55 consecutive taxable years beginning with 1995, the first taxable year of the Credit Period. In exchange for this agreement, TCAC has authorized an allocation relating to the low-income housing credit under the provisions of
Section 42 of the Internal Revenue Code,


NOTE H - CURRENT VULNERABILITY DUE TO CERTAIN CONCENTRATIONS

The Partnership's sole asset is Colonial Village Roseville Apartments. The Partnership's operations are concentrated in the multifamily real estate market.